United States securities and exchange commission logo





                       October 13, 2023

       Steven P. Mullins
       Chief Financial Officer
       PROOF Acquisition Corp I
       11911 Freedom Drive, Suite 1080
       Reston, VA 20190

                                                        Re: PROOF Acquisition
Corp I
                                                            Form 10-K for the
fiscal year ended December 31, 2022
                                                            Filed February 27,
2023
                                                            File No. 001-41104

       Dear Steven P. Mullins:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Energy & Transportation